Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF APPLIED GENETIC TECHNOLOGIES CORPORATION

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Applied Genetic Technologies Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is Applied Genetic Technologies Corporation.

2. By written consent in lieu of a meeting of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”), declaring this Certificate of Amendment to be in the best interest of the Corporation, and approving this Certificate of Amendment. The stockholders of the Corporation duly approved this Certificate of Amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The text of the Certificate of Amendment is as follows:

The Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by:

1.	Deleting Section D.1(b) of Article IV in its entirety and inserting the following in lieu thereof:

“(b) As used herein, the term “Purchase Price” shall mean (i) for each share of the Series A-1 Preferred and the Series A-1A Preferred, $0.9658 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series A Purchase Price”), (ii) for each share of the Series B-1 Preferred, $0.1297 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series B-1 Purchase Price”), (iii) for each share of the Series B-2 Preferred, $0.1485 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series B-2 Purchase Price”) and (iv) for each share of the Series B-3 Preferred, the Series B-3 Issue Price (as such term is defined in that certain Series B-1, B-2 and B-3 Preferred Stock Purchase Agreement among the Corporation and the other parties named therein as amended from time to time in effect, a copy of which can be obtained from the Corporation at its principal place of business, which, at the time of filing of this Fourth Amended and Restated Certificate of Incorporation, is 11801 Research Drive, Suite D, Alachua, FL 32615 Attn: President (the “Series B Purchase Agreement”)) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) (the “Series B-3 Purchase Price”). Notwithstanding the foregoing, in the event that an Optional Closing for the sale of shares of Series B-3 Preferred occurs prior to the Third Closing (as such term is defined in the Series B Purchase Agreement (the “Third Closing”)), then the Series B-3 Purchase Price for such shares shall be the purchase price paid for such shares pursuant to the Series B Purchase Agreement until the occurrence of the Third Closing, at which time the Series B-3 Purchase Price for such shares shall be calculated as described in the foregoing sentence or in the event that the Third Closing does not occur, the Series B-3 Purchase Price for such shares shall be adjusted in accordance with Section 2.6(c) of the Series B Purchase Agreement. The books and records of the Corporation shall reflect the Purchase Price in respect of each outstanding share of Preferred Stock.”

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation to be executed on its behalf by Susan B. Washer, its President and Chief Executive Officer on April 10, 2013.

/s/ Susan B. Washer
Susan B. Washer
President & Chief Executive Officer

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